Filed pursuant to Rule 424(b)(3)
                                                       Registration No. 33-15190
Prospectus Supplement
To Prospectus Dated March 31, 1995

[PINNACLE WEST LOGO]                           PINNACLE WEST CAPITAL CORPORATION

To All Investors Advantage Plan Participants:

     In our continuing efforts to make the Pinnacle West Capital Corporation Investors Advantage Plan (the "Plan") as convenient and efficient as possible, we have made a few simple improvements to the Plan. Effective October 1, 1999, the Plan will be modified as follows (references to the "Prospectus" are to the Prospectus dated March 31, 1995):

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PLAN TERMS BEFORE OCTOBER 1, 1999         PLAN TERMS EFFECTIVE OCTOBER 1, 1999
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Cash Investments are invested in          Cash Investments are invested in
Pinnacle West common stock in the         Pinnacle West common stock in TWO
month following the month in which we     separate investment periods each
receive the Cash Investment (one          month. The first investment period of
investment period per month). See         each month begins on the first
Question 18 of the Prospectus.            business day of the month, except
                                          during Dividend Record Date months. In
                                          Dividend Record Date months (currently
                                          February, May, August, and November),
                                          the first investment period begins on
                                          the first business day following the
                                          Dividend Record Date. The second
                                          investment period of each month begins
                                          on the 15th day of each month or the
                                          next business day if the 15th day
                                          falls on a weekend or holiday.
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The maximum annual Cash Investment is     The maximum annual Cash Investment is
$60,000. See Question 17 of the           $150,000.
Prospectus.
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The Plan does not allow you to make an    You may make an Initial Cash
Initial Cash Investment through an        Investment through an electronic funds
electronic funds deduction from a         deduction from a financial institution
financial institution account.            account.
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Electronic funds deductions for Cash      Electronic funds deductions for Cash
Investments (excluding Initial Cash       Investments (including Initial Cash
Investments) occur on or about the        Investments) will occur on or about
25th day of each month.                   the 10th day of each month and will be
                                          invested in shares of stock during the
                                          second investment period of each month
                                          (see above).
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The Prospectus references a Plan          You should disregard all references to
participant's ability to invest           APS preferred stock because APS has
Arizona Public Service Company ("APS")    redeemed all of its preferred stock.
preferred stock dividends under the
Plan.
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If you have any further  questions  regarding this Prospectus  Supplement or the
Prospectus, or if you would like to obtain a copy of any additional Plan materials please contact:

Pinnacle West Capital Corporation
Shareholder Department
P.O. Box 52133
Phoenix, Arizona  85072-2133
Telephone: (800) 457-2983 nationwide, or local Phoenix at (602) 379-2500

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. This Prospectus Supplement must be used in conjunction with the Prospectus dated March 31, 1995. You should keep this Prospectus Supplement for future reference.
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                            INVESTORS ADVANTAGE PLAN

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                                  Common Stock

                                 (No Par Value)

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                                   PROSPECTUS
                                   SUPPLEMENT

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